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EXHIBIT 23.03

CONSENT OF KPMG LLP
INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Cellegy Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Cellegy Pharmaceuticals, Inc. for the registration of 234,922 shares of its common stock of our report dated March 12, 2004, except for note 15, which is through October 1, 2004, with respect to the balance sheets of Biosyn, Inc. as of December 31, 2002 and 2003, and the related statements of operations, changes in stockholders' deficiency, and cash flows for each of the years in the two-year period ended December 31, 2003.

Our report dated March 12, 2004 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                      /s/KPMG LLP

Philadelphia, Pennsylvania
December 30, 2004

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CONSENT OF KPMG LLP INDEPENDENT AUDITORS' CONSENT